Exhibit 99

MEMORANDUM

TO:	Directors and Executive Officers of Cabela’s Incorporated

FROM:	Brent LaSure, Associate Corporate Counsel

DATE:	November 1, 2005

RE:	Important Notice Regarding 401(k) Plan Blackout Period and Restrictions on Ability to Trade in Company Securities

                This notice is to inform you of significant restrictions on your ability to trade in Cabela’s Incorporated (the “Company”) stock during an upcoming “blackout period” that will apply to the Company’s 401(k) Savings Plan (the “401(k) Plan”).

The blackout period, which is due to a conversion to a new investment fund-trading platform, will begin on December 9, 2005, and will end on December 26, 2005. During the blackout period, participants will not have access to their accounts for distributions or investment changes, including investment changes involving the Company’s Class A Common Stock held in the 401(k) Plan.

In accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the SEC’s rules promulgated thereunder, the Company’s directors and executive officers are prohibited - from December 9, 2005, through December 26, 2005 - from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with their services as a director or executive officer.

Please note the following:

•	“Equity securities” is defined broadly to include the Company’s common stock, options, and other derivatives.

•
Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Among other things, these rules prohibit exercising options granted to you in connection with your services as a director or executive officer and selling stock acquired pursuant to such options.

•	Exemptions from these rules generally apply for purchases or sales under Rule 10b5-1 plans, sales required by law, and certain other “automatic” transactions.

These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. Almost all of this blackout period will occur during a blackout period under the Company’s Insider Trading Policy (i.e., December 9th is the only day not covered by the blackout period under the Company’s Insider Trading Policy). If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Because of the complexity of these rules and the severity of the penalties and other remedies, please contact Reed Gilmore (308-255-2397) or me (308-255-2825) before engaging in any transaction involving the Company’s equity securities during the blackout period.

If you have any questions concerning the blackout period, please contact Reed Gilmore at 308-255-2397 or me at 308-255-2825, or either of us at One Cabela Drive, Sidney, NE  69160.

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